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                     August 18, 2023

       Joel Markovits
       Chief Financial Officer
       Reliance Global Group, Inc.
       300 Blvd. of the Americas, Suite 105
       Lakewood, New Jersey 08701

                                                        Re: Reliance Global
Group, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            File No. 001-40020

       Dear Joel Markovits:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance